(TEREX LOGO)

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston, Director - Investor Relations (203)
222-5943


               TEREX NAMES KATIA FACCHETTI CHIEF MARKETING OFFICER


         WESTPORT, CT, January 5, 2006 -- Terex Corporation (TEX:NYSE) has announced that Katia Facchetti has joined the Company in the newly created position of Senior Vice President and Chief Marketing Officer. She will be based in Westport, Connecticut and will report directly to the Company's Chairman and Chief Executive Officer, Ronald M. DeFeo.

         Mr. DeFeo commented, "This organizational move highlights two specific important points. First, Marketing as a core function of Terex needs to be elevated to a strategic and integrating force within the Company. This position will lead this change. Secondly, we are delighted to have attracted someone of Katia's talent to Terex. Coming from outside the construction equipment industry, she will bring a fresh perspective to many of our business challenges."

         "I expect that 2006 will be a year of planning, learning and focus," added Mr. DeFeo. "We need to learn more about our customers, distribution, and our overall value proposition, specifically by product type and geography. We are in the process of building a global Terex franchise, and we need to accelerate and improve on what we have started in order to elevate the business and its overall prospects. We plan to build marketing competency throughout the entire Terex organization as we strive to turn strategy into execution."

         Prior to joining Terex, Ms. Facchetti has had a broad band of marketing experiences. Most recently, she was President of Fusion5, a marketing innovation consultancy serving major industrial and consumer clients. Prior to that, Ms. Facchetti has held senior marketing positions with Nabisco and Kraft/General Foods in both consumer and food service businesses. Katia has a BS in Hotel Administration and an MBA from Cornell University.

         Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments:
Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.


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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com